Exhibit 10.3

PROJECT DEVELOPMENT &

PROJECT MANAGEMENT AGREEMENT No. 150

THIS AGREEMENT made this 3rd day of March 2005.

AMONG:

SAPPHIRE ENERGY INC., a body corporate,

having an office at the city of Vancouver,

in the Province of British Columbia

(hereinafter called "Sapphire")

BARNABUS ENTERPRISES, LIMITED, a body corporate,

having an offer at the city of Vancouver,

in the Province of British Columbia

(hereinafter called "B.E.L." :

Sapphire & B.E.L. being jointly & severally referred to herein as "Barnabus")

- and -

MB GAS INC., a body corporate,

having an office at the city of Calgary,

in the Province of Alberta

(hereinafter called "MB Gas")

WHEREAS MB Gas has expertise and resources to work-up opportunities for oil and gas exploration and production; and for oilfield facilities construction, ownership and operation as a general contractor for the rendering of specific services and proposals by registered oil field professionals;

WHEREAS Sapphire and MB Gas have agreed upon an area of mutual interest in which MB Gas will look for such opportunities for Sapphire so that Sapphire might choose to commit to such operations as a participant with MB Gas on a Sapphire:MB Gas = 90:10 basis and the parties wish to put into an Agreement such general intent to enter separate joint venture agreements together on that basis;

WHEREAS Sapphire Energy Inc. is a newly incorporated company, wholly owned by B.E.L. so as to enter this Agreement with Sapphire Energy Inc., MB Gas has required the jointly making of all Sapphire Energy Inc. obligations by its parent, Barnabus Enterprises, Limited.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set forth, the Parties hereto agree as follows:

1.	DEFINITIONS
i)

"AFE" means the Authority for Expenditure that MB Gas prepares and Sapphire formally approves for B.E.L. and itself on a joint and several basis which once signed and either taxed or delivered to MB Gas shall constitute Barnabus' approval of a Project Implementation Plan, Barnabus' commitment to pay for Sapphire's participating interest share of the Project that is the subject of that approved Project Implementation Plan; and once so delivered to MB Gas with a Project Implementation Plan signed by Barnabus shall comprise Barnabus' full authorization to MB Gas to commence operations for a Project and to pay MB Gas Sapphire's' participating interest share of all costs and expenses MB Gas in good faith incurs to conduct the Approved Project operations in accordance with that approved Project implementation Plan;

ii)	“AMI” means lands comprising the 36 Townships located within lands West of the 4th Meridian from Range 1 to 6, Township 1 to 6; and which area represents that in which MB Gas shall work-up Projects;
v)

“AMI Exception Lands” means lands located within the AMI at the commencement of this Agreement but which are removed automatically from the AMI if MB Gas proposes a Project in general concept in a Development Plan or in a Project Implementation Plan and Sapphire chooses not to participate in that Project, and which shall comprise an are for each Project concept or Project included in a Project Implementation Plan equal to the sections of land MB Gas proposes be included in that Project, plus a border around those lands equal in width to one complete section of land and which lands shall be rounded up to complete Sections for any partial sections that would be included in that definition by its strict application, and which lands once so becoming so qualified shall no longer form any basis for joint operations between the Parties under this Agreement;

vi)

"Approved Projects" means those Projects that MB Gas presents to Barnabus for Sapphire's participation under a Project implementation Plan and for which MB Gas has presented an AFE, which Project Implementation Plan and which supporting AFE (with or without amendments and qualifications) Sapphire for B.E.L. and itself jointly and severally have accepted by signing and returning to MB Gas a signature page of such Project Implementation Plan and the supporting AFE, and for which thereby Sapphire and Barnabus agree for Sapphire to participate in operations for the applicable Project under MB Gas' operatorship in accordance with:

a)	the terms set out in the Project implementation Plan for that Project (as presented or as revised and jointly agreed upon);
b)	the provisions of the AFE for that Project; and
c)	the Project Agreements for that Project;

vii)	"Barnabus" means Sapphire and B.E.L. jointly and severally in respect of Sapphire's rights and obligations with MB Gas under this Agreement;
viii)

"Development Plan" means a general business plan that MB Gas shall present to Sapphire each year for the coordinated exploitation of the AMI for both Upstream and Midstream Projects, which plan shall include the concepts for each such Project, budgets for each such Project and an overall statement of the goals MB Gas hopes to achieve for the joint operations between the two parties for the period designated, and which plan shall form the basis for MB Gas subsequent presentations of Project implementation Plans on a Project by Project basis;

ix)

"Effective Date" means March 3, 2005, the day this Agreement shall come into effect and bind the Parties with regard to the AMI as defined in this Agreement and ALL operations between the Parties in relation to that AMI;

x)

"'Joint Lands" means lands for which MB Gas acquires Title Documents for an Upstream Project represented by petroleum and natural gas leases or licenses upon the leased or licensed lands for which the Parties agree to conduct Upstream Project operations pursuant to an approved AFE for an Approved Project;

xi)

"Monthly Fees" means those fees that Barnabus shall pay MB Gas each calendar month in advance for the provision of the services of MB Gas under this Agreement and which fees at the commencement of this Agreement shall be se at Schedule "B" and which fees and the provisions of payment of such fees may change in accordance with each Schedule “B” Revision;

xii)

"Schedule “B” Revision" means one or more changes to Schedule "B" to this Agreement that the Parties agree upon in writing, and which once so agreed upon shall supersede the prior approved Schedule "B" Revision as binding terms and conditions of this Agreement;

xiii)

"Operating Procedure” means the Standard Form 1990 CAPL Operating Procedure as amended, together with the 1993 CAPL Assignment Procedure and the 1988 PASC Accounting Procedure with the elections attached hereto as Schedule "B" that will form the standard attachments to Project Agreements for Upstream Projects;

xiv)

"Participating Interest” means the percentage interest of both MB Gas and Sapphire in an Approved Project as set out in the Project Agreement for that Project and which shall comprise both the cost and expense participatory commitment of that Party and that Party’s initial ownership interest in the property of that Project;

xv)	"Party" means a corporation bound by this Agreement, its successors and assignees;

xvi)	"Petroleum Substances" means petroleum and natural gas and every other mineral or substance, or any of them, an interest in which is granted or acquired under Title Documents;
xvi)

"Project Implementation Plan" means each Plan for the conducting of a Project that MB Gas works-up and presents to Sapphire for its consideration in participating as a joint venture, principal participant; and which Projects may include those operations that MB Gas considers to be an opportunity for development of oilfield business for a location with the AMI that may comprise either an Upstream Project or a Midstream Project;

xvii)

"Projects" means joint venture oilfield opportunities that MB Gas may choose to work-up for presentation to Barnabus for Sapphire's participation in such opportunities on a joint venture basis with MB Gas as operator for Sapphire and itself, that may include an expansion of an existing Project on assets that Sapphire and MB Gas jointly and currently own, and may comprise either of the following:

(a)

"Upstream Project" that means those opportunities for joint operations to explore for, win, take and produce hydrocarbons from petroleum and natural gas leases, the rights to which Sapphire and MB Gas may acquire by purchase of existing petroleum and natural gas leases, or by acquisition from the mineral rights holder under new petroleum and natural gas leases, or by way of exploration agreements such as seismic data acquisition agreements, seismic data processing agreements, farmout agreements or other performance option agreements;

(b)

"Midstream Projects" that means those opportunities for joint operations to build facilities for joint ownership and operation for the measuring, transporting, processing, treating and compressing of hydrocarbons, including the separation of water from emulsions and the disposition of such water so extracted, and in respect of hydrocarbons that are both sweet and sour;

xvii)

"Project Agreements" means the written agreements under which MB Gas shall hold property and shall operate property and property rights for Sapphire and itself (with and without the inclusion of third parties) the following:

a)

all agreements in effect at the Effective Date, including without limitation such agreements as may not have been fully agreed upon, signed and delivered on the Effective Date and all such agreements when so fully agreed upon or as agreed upon by way of amendment and so signed and delivered and relating to the assets jointly owned by Sapphire and MB Gas on the Effective Date as set out in Schedule "D" to this Agreement;

b)	all agreements for Approved Projects and which agreements for each Approved Project shall come into effect in MB Gas's standard form (or as customized if so presented in advance or by way of conditions in the applicable Project Implementation Plan):

i.	for Upstream Projects under a Joint Operating Agreement with attached Operating Procedure; and
ii.	for Midstream Projects under a PJVA Model Form Agreement of Construction Ownership & Operation;

and which Agreements shall come into effect between Sapphire and MB Gas with B.E.L. as jointly obligated Party with Sapphire for all Approved Project costs and expenses the day and time that MB Gas acquires for the joint account of Sapphire and MB Gas the first property rights of any description for an Approved Project;

xviii)	"Term" the initial term of this Agreement shall be from the Effective Date to and including December 31, 2006;
xix)

"Title Documents" means the documents more particularly described in Schedule "A", by virtue of which Sapphire and MB Gas are entitled to drill for, win, take and remove Petroleum Substances underlying petroleum and natural gas leasehold and license interests in which MB Gas acquires rights for the joint venture account of Sapphire and MB Gas to an Upstream Project;

xx)	“Work-Up AFE" means a combination of two documents that MB Gas shall prepare and deliver to Sapphire for Barnabus approval and signature once Barnabus approves a Development Plan:
a)	a Plan Outline to comprise a brief overview of MB Gas's proposal for a Project, its general scope and very general budget outline; AND.
b)

a pre-AFE for MB Gas's retaining the services of professionals and oilfield personnel to enable MB Gas to prepare a Project Implementation Plan and supporting AFE to approve and authorize the payment of MB Gas for the services of preparing a Project Implementation Plan and its supporting AFE for Barnabus' approval;

which documents once signed and delivered by Barnabus to MB Gas shall comprise Barnabus' approval and authorization to MB Gas to conduct such Project Implementation Plan preparation and AFE preparation and to pay for such services as approved in that pre-AFE;

2.	SCHEDULES
2.1	All schedules attached hereto are incorporated herein by reference as fully as though contained in the body hereof. The Schedules are as follows:
i)	Schedule "A" that sets forth and describes the first Development Plan;

ii)	Schedule "B" that sets forth and describes the Monthly Fees & Payment Provisions for Monthly Fees;
iii)	Schedule "C" which is a table of the elections under the Operating Procedure & Accounting Procedure;
iv)	Schedule "D" which is a table of all the assets jointly owned by Sapphire and MB Gas as of the Effective Date,
3.	CONFLICT OF PROVISIONS, INTERPRETATION & TERM

3.1

Wherever There is a conflict between this Agreement and the Operating Procedure, the terms and provisions of this Agreement shall prevail, and wherever there is a conflict between this Agreement and any Title Document, the terms and provisions of the Title Document shall prevail. Whenever the singular or neuter or neuter is used herein, the same shall be construed as meaning plural feminine or body politic or corporate and vice versa as the context requires.

3.2

The duration of this Agreement shall be the Term, and if neither MB Gas nor Barnabus gives to the other written notice to terminate this Agreement on the last day of the Term by no fewer then three clear months prior to the last day of the Term, the Term shall be deemed to be extended by agreement one month at a time afterwards until terminated by either Barnabus or MB Gas or on notice one to the other to be received no later than three clear months prior to the termination date proposed in that notice.

3.3

If this Agreement is terminated unilaterally by Barnabus during the Term, or if this Agreement is extended beyond the Term as defined in Clause 1 of this Agreement, the meaning of Term and balance of the Term for the purposes of Clause 8. of this Agreement shall be a period ending:

i)

If Barnabus gives MB Gas notice of termination prior to December 31, 2005, the balance of the Term shall mean from that date of delivery of notice to the latter to occur of December 31, 2005 and the last day of the third clear month after the month in which Barnabus delivers notice of such termination to MS Gas;

ii)

If Barnabus gives MB Gas notice of termination after December 31, 2005 and before the end of the Term, the balance of the Term shall mean from that date of delivery of notice to the last day of the third clear month after the month in which Barnabus delivers notice of such termination to MB Gas;

iii)

If Barnabus gives MB Gas notice of termination during an extension of the Term, the balance of the Term shall mean from that date of delivery of notice the last day of the third clear month after the month in which Barnabus delivers notice of such termination to MB Gas.

4.	DEVELOPMENT PLANS

4.1.	MB Gas shall conduct periodic meetings in person or by telephone conferencing to establish a series sequentially presented and approved Development Plans for the Term of this Agreement.

Barnabus and MD Gas shall approve a Development Plan either by signed memorandum or by voting at a meeting between them; and in so doing MB Gas’s concepts for future Projects (and the development of existing Projects) shall receive general approval. Once MB Gas and Barnabus approve such a Development Plan, such Development Plan shall form the general mandate for MB Gas's working-up a series of Project Implementation Plans, the concepts for which are included in a Development Plan. The Parties may change a Development Plan and the budget contained within in at any time by joint written agreement.

4.2

No agreement by Barnabus to a Development Plan shall commit Barnabus to advance funds and to participate in the Projects that MB Gas later presents to Barnabus for approval under individual Project Implementation Plans, unless such continent is clearly and specifically agreed to.

4.3

MB Gas shall prepare all Development Plans to contain concepts for separate Projects and the Parties shall agree upon or disapprove the Development Plans in units of concepts for Projects only. When MB Gas includes a concept for a Project in a Development Plan, MR Gas shall be deemed to have approved that Development Plan for all Project concepts contained within it, subject to approval or rejection by Barnabus.

4.4

Barnabus shall have until 3:00 MST on the 10th business day following the day of Sapphire's first receiving a Development Plan (the "Development Plan Approval Time") to send MB Gas Barnabus' written approval of that Development Plan in whole or in part to MB Gas, failing which Sapphire shall be deemed to have chosen not to approve that Development Plan (or the Project Concepts not specifically approved) and which Development Plan or such non-approved Project concepts shall be deemed made void as of the Development Plan Approval Time.

5.	PHASE 1 PROJECT OPERATIONS
5.1

Upon the approval of a Development Plan, MB Gas shall prepare separate Work-Up AFE's and present them to Sapphire for itself and Barnabus to approve for either of both Upstream and Mainstream Project development and exploitation.

5.2

Barnabus shall have until 3:00 MST on the 10th business day following the day of Sapphire's first receiving a Work-Up AFE (the "Work-Up AFE Approval Time") to send MB Gas Barnabus' written approval of that Work-Up AFE, failing which Sapphire shall be deemed to have chosen not to approve that Work-Up AFE, and which Work-Up AFE shall be deemed made void as of the Work-Up AFE Approval Time.

5.3

When Sapphire for Barnabus taxes or sends to MB Gas an approved and signed Work-Up AFE and Barnabus sends MB Gas the approved amount of the Work-Up AFE as prepayment of MB Gas' costs and expenses to prepare a Project Implementation Plan and supporting AFE, MB Gas shall be authorized to so prepare such Project Implementation

Plan and supporting AFE for the joint participation of Sapphire and MB Gas in either an Upstream Project or a Midstream Project.

5.4	When MB Gas submits a Project Implementation Plan and supporting AFE to Sapphire for Barnabus to approve, the following shall apply:
i)

MB Gas shall make its representatives available in Calgary Alberta to meet representatives of Barnabus to discuss the Project Implementation Plan and all aspects of it from those exploration and production to those of accounting and budgeting;

ii)	Sapphire for itself and Barnabus shall have until 3:00 MST on the 20th business day following the day of first receiving the Project Implementation Plan (the "PIP Approval Time");
a)	To approve the Project Implementation Plan by signing and delivering it to MB Gas;
b)	To approve the AFE by signing and delivering it to MB Gas; and
c)

Delivering to Colin Q. Winter Professional Corporation In Trust (003 00009 111 145 9) at 1550, 333 - 5th Avenue S.W. Calgary AB. T2P 3B6 by bank draft or bank-to-bank account electronic transfer/bank account deposit to the approved AFE amount for MB Gas's draw down as provided in this Agreement for the development of the Approved Project.

5.5	If Barnabus fails to fully and timely delivery the two documents and payment described in paragraph 5.4(ii) the following, shall apply:
i)	Sapphire shall be deemed to have declined to have approved the Project Implementation Plan and the supporting AFE;
ii)	MB Gas shall not be obligated to make any further contact with Sapphire regarding the unapproved Project Implementation Plan;

iii)	that Project Implementation Plan shall be deemed to have been made void as of the PIP Approval Time for that Project Implementation Plan - a “Voided PIP”.
5.6	If Sapphire chooses not to timely and fully approve:
i)	a Development Plan as a whole; or
ii)	any Project concepts in a Development Plan; or
iii)	a Project Implementation Plan becomes a Voided PIP; or
iv)	Sapphire fails to timely approve and pay for an AFE for an approved Project under a Project Implementation Plan;

the following shall apply:
v)

All business proposed under a Development Plan not approved as a whole shall be deemed only the property of MB Gas and for its use absolutely and be deemed never to have been subject to potential joint ownership under this Agreement; and all MB Gas costs, expenses (and third party liabilities, if any) to prepare that Development Plan shall be to MB Gas' sole account;

vi)

For an Upstream Project - as a Project concept in a Development Plan or as full Project - the upstream operations that MB Gas proposes be included in that Project shall be excluded from being subject to this Agreement, the lands that MB Gas proposes be included in that Project shall form the basis of the creation of a block of AMI Excluded Lands and no joint obligations or joint rights shall exist between the Parties for those AMI Excluded Lands after that date;

vii)	For a Midstream Project - as a Project concept in a Development Plan or as full Project - the following shall apply:
a)

If the Midstream Project is a new Project, the facilities that MB Gas proposes be included in that Project shall be excluded from being subject to this Agreement, the lands that MB Gas proposes be included in that Project shall form the basis of the creation of a block of AMI Excluded Lands; and no joint obligations or joint rights shall exist between the Parties for those AMI Excluded Lands after that date;

b)

If the Midstream Project is a continuation/expansion of an existing Project, the facilities that MB Gas proposes be included in that Project shall be excluded from being subject to this Agreement (or any Project Agreements the Parties may have already entered with regard to such existing Project and its facilities) and no joint obligations or joint rights shall exist between the Parties for proposed Project facilities after that date;

viii)

For either class of Project, if Barnabus for Sapphire has already participated in any part of such Project, such participation shall have been under the applicable Project Agreement and the rights in respect of that Project of Sapphire and MB Gas shall be governed thereby;

5.7          Once Barnabus approves both a Project Implementation Plan and its supporting AFE and Barnabus has advanced funds to Colin Q. Winter Professional Corporation for MB Gas as approved in that AFE for that Project, the following shall apply:

i)

MB Gas shall be entitled to draw down on such advanced funds pursuant to the Project Implementation Plan in accordance with each of Sapphire's and MB Gas's participating interests and subject to these general draw-down rights in MB Gas:

a)	For an Upstream Project, if those Project operations include the acquisition of oil and gas leasehold rights by purchase, MB Gas shall been titled to immediately draw down 105% of Sapphire's participating share of such budgeted acquisition costs and expenses;

b)	For a Midstream Project, MB Gas shall be entitled to immediately draw down all the AFE approved amount that Barnabus advances to Colin Q. Winter Professional Corporation;
ii)	once MB Gas acquires property of any description such property and all developments therefore shall become subject to a Project Agreement to be entered into between them.
5.8	If for any reason Barnabus does not timely advance funds pursuant to an Approved Project and its AFE, MB Gas shall not have any obligation to proceed with the applicable Project.
6.	PROJECT OPERATIONS
6.1	If an Approved Project is an Upstream Project the following shall apply:
i)

Once MB Gas enters into a third party agreement for the benefit of the Parties in accordance with their agreed Participating Interests (such as a farmout agreement) the Parties shall continue their Project operations under a joint operating agreement between Sapphire and MB Gas (with B.E.L. as co-obligor with Sapphire) in the MB Gas standard form, and when they may earn an interest in the lands which are the subject to Sapphire's and MB Gas' earning rights in such an agreement, Sapphire and MB Gas shall be subject to whatever operation agreement with the applicable operating procedure by which they shall become bound by the terms of that third party agreement, with Sapphire and MB Gas becoming bound thereby in accordance with their agreed Participating Interests- and thereby, in all such agreements, B.E.L. shall be an included party to jointly and severally commit with Sapphire to discharge the Sapphire obligations and liabilities under such agreements;

ii)

Once MB Gas acquires Title Documents by way of purchase of petroleum and natural gas leases from a lessee of such rights or by way of initial lease as lessee under either an Alberta Crown lease or a freehold mineral lease, the ownership and operation of those Title Documents from the effective date of acquisition shall become subject to a Joint Operating Agreement between Sapphire and MB Gas in the MB Gas standard form with the Operating Procedure attached with the Parties becoming bound thereby in accordance with their agreed Participating Interests;

iii) If the Approved Project is an expansion of an already Approved Project and such Approved Project is already subject to the participation of Sapphire and MB Gas under a joint operating agreement, the newly Approved Project shall then become subject to the same agreement.

6.2	If the Approved Project is an Midstream Project the following shall apply:

i)

If MB Gas enters into a third party agreement for the benefit of Sapphire and MB Gas in accordance with their agreed Participating Interests (such as a facilities ownership and operating agreement) Sapphire (with B.E.L. as co-obligor with Sapphire) and MB Gas shall continue their Project operations under a participation agreement between Sapphire and MB Gas in the MB Gas standard form to the extent the terms and conditions of that third party agreement may permit and subject thereto, with Sapphire and MB Gas becoming bound thereby in accordance with their agreed Participating Interests; and thereby in all such agreements, B.E.L. shall be an included party to jointly and severally commit with Sapphire to discharge the Sapphire obligations and liabilities under such agreements;

ii)

If the Approved Project is to be a new operation by which Sapphire and MB Gas are not already bound between themselves or with third parties, Sapphire and MB Gas shall commence their Approved Project operations under such facilities agreement between Sapphire and MB Gas -M the MM Gas standard form, with Sapphire and MB Gas becoming bound thereby in accordance with their agreed Participating Interests;

iii)

If the Approved Project is au expansion of an already Approved Project and such Approved Project is already subject to the participation of Sapphire and MB Gas under a facilities agreement or similar agreement, the newly Approved Project shall then become subject to the same agreement.

6.3

Sapphire and MB Gas agree to participate with each other in accordance with their agree Participating Interests when they may be parties to agreements that already govern their ownership and operation of other Upstream and Midstream operations. Accordingly, as either an operator or a participant with Sapphire under Upstream or Midstream operations agreements between Sapphire and MB Gas; and among Sapphire and MB Gas and third parties, the new operations under such agreements that MB Gas might wish to proceed with shall remain subject the approval and commitment process of this Agreement in the same manner as if such were to be an initial project between Sapphire and MB Gas in relation thereto.

7.	PROJECT MANAGEMENT
7.1

Sapphire recognizes that standard form industry agreements for the ownership and operation of both Upstream Projects and Midstream Projects, by which agreements Sapphire and MB Gas will own and operate those Projects after they jointly acquire both personal and real property interests to comprise the assets for those Project - the Project Agreements - would not satisfactorily address, from the perspective of MB Gas as a 10% or less interest holder under those Project Agreements, the paying for the costs, expenses charges and management services of an Operator for the working-up of proposals for changes to those Project assets, including expansions, additions, amendments, modifications, augmentations ("Project Expansions") if such proposals for such Project Expansions were not to be approved by all parties to those Project Agreements.

7.2

Therefore, this Agreement shall continue to govern the conduct of Sapphire and MB Gas in respect of new Project work-ups for all Project Agreements despite whatever provisions there may exist in the Project Agreements to address such matters in whole or in part, therefore keeping binding between Sapphire and MB Gas all provisions of this Agreement shall apply for all Project Expansions that MB Gas believes are in the best interests of the Parties to explore for subsequent implementation and the Monthly Fees payable by Barnabus to MD Gas to provide MB Gas consideration for so moving alone such Project development.

8.	MONTHLY FEES
8.1

There shall accrue an obligation from Barnabus for Sapphire to MB Gas monthly during the term of this Agreement and Barnabus shall discharge that obligation by causing MB Gas to be timely paid each month the Monthly Fees in accordance with the provision of Schedule "B" to this Agreement and such Schedule "B" Revisions to which the Parties agree.

8.2

By entering this Agreement the Parties shall be agreeing with each other that they shall fully perform the terms and conditions of this Agreement for the duration of the Term; accordingly, should Barnabus choose to terminate this Agreement without cause prior to the end of the Term, Barnabus shall owe and there shall accrue and payable by Barnabus to MB Gas a fixed sum for liquidated damages for so doing, which sum of liquidated damages shall be equal to the unpaid Monthly Fees for the Balance of the Term as provided in Clause 3.3 of its Agreement, all of which financial obligations shall be deemed due and payable upon the date that Barnabus may provide such notice of termination to MB Gas; or that upon which MB Gas gives written notice to Barnabus that the acts and omissions of Barnabus under this Agreement are so material as to comprise a repudiation of this Agreement by Barnabus.

8.3

"Payment Default" means that IF Barnabus does not rectify in full for a period of 14 days after the first day of each month of the Term Barnabus does not timely cause to be delivered to MB Gas the Monthly Fees in full as provided in Schedule "B" or any Schedule "B" Revisions.

8.4

If Barnabus realizes that it not be able to timely pay to MB Gas the Monthly Fees, Sapphire for itself and B.E.L. shall give notice thereof to MB Gas and seek terms of postponement of payment. MB Gas shall in good faith promptly consider such requests and subject to an acceptance fee that MB Gas shall be able to require at such time, MB Gas may amend on a one month of Monthly Fees basis only the delivery conditions of such Monthly Fees that Barnabus expects it will not be able to timely pay. If such terms and conditions are not agreed upon or if they are agreed upon and Sapphire for itself and B.E.L. does not satisfy in full those amended Monthly Fees payment conditions and such Payment Default continues for 14 days after the payment due date as provided in Clause 8.3 a Payment Default shall occur.

Regardless of whether or not Barnabus gives such notice to MB Gas, if no collateral agreement to this Agreement regarding the late payment of such Monthly Fees is signed and delivered between Barnabus and MB Gas by a date for the occurrence of a Payment Default, MB Gas shall be required to give Sapphire for itself and B.E.L. a written notice of the occurrence of a Payment Default and the Payment Default Obligations (see definition in Clause 8.5 (iii)) but only in respect of the Payment Default for the first of any consecutive months during which Payment Defaults occur.

8.5	If a Payment Default occurs the following shall apply:
i)

"Default Administration Fee" means a fee that shall accrue automatically to any Monthly Fees that remain due and payable for a month of the Term until the date of Payment Default and which once accrued on the Payment Default effective the first day of the month of the Term for which the unpaid Monthly Fees apply, shall be immediately due and payable by Barnabus to MB Gas without further notice or invoice required; and which shall be in an amount equal to 20% of the sum due and payable by Barnabus to MB Gas on account of outstanding Monthly Fees for that month of the Term;

ii)

"Default Interest" means a charge that shall accrue automatically to any Monthly Fees and Default Administration Fees on the Payment Default date effective from the first day of the month of the Term for which the unpaid Monthly Fees apply that shall be immediately due and payable by Barnabus to MB Gas without further notice or invoice required; and which shall be in an amount equal of 1.5% per month (18% per annum) accrued on the sum of the outstanding Monthly Fees and Default Administration Fee for that month of the Term;

iii)

"Payment Default Obligations" means the outstanding Monthly Fees, Administration Fees, and interest charges thereon plus all postponement approval fees as may have been agreed upon under Clause 8.4 plus all legal fees, charges and expenses on a solicitor and client basis that MB Gas incurs to take all actions reasonably necessary for MB Gas to be paid in full the Monthly Fees and other amounts so due and payable under this Agreement;

iv)

Effective upon the occurrence of the Payment Default any Monthly Fees due and payable shall be subject to the Administration Fee and Default Interest shall commence to accrue on the sum of the outstanding Monthly Fees and Administration Fee from the first day of that month of the Term for which that Payment Default occurs and Barnabus shall be immediately liable to pay in full without further demand or notice required to perfect liability as to the full amount of such Payment Default Obligations;

v)

If a Payment Default occurs and such Payment Default is not satisfied in full to the satisfaction of MB Gas by the first of the ensuing month of the Term, and Barnabus does not timely pay that ensuing month's Monthly Fees, and for a second ensuring month of the Term Barnabus does not pay in full the Monthly Fees due and payable for that month of the Term, a second Payment Default shall occur but this time on the 1st of that month a Default Administration Fee shall accrue and be payable upon the date of that late payment of that month's Monthly

Fees occurs; and so on for subsequent month's obligations to pay the Monthly Fees under this Agreement;

vi)

During a period of the Term that Payment Default Obligations have been outstanding for one full calendar month of the Term from the date Monthly Fees were due and payable and were not paid in full, MB Gas shall be entitled to suspend the provision of services to Sapphire to prepare and present Development Plans, Work-Up AFE's, Project Implementation Plans and supporting AFE's;

vii)

Should Barnabus pay in part Monthly Fees, Default Administration Fees and Interest such payment shall be deemed made first against interest on all unpaid Monthly Fees, secondly on all the Default Administration Fees and thirdly on the unpaid Monthly Fees starting with the latest month for which Barnabus may be in Payment Default under this Agreement;

viii)	If one more Project Agreements are in effect between Sapphire and MB Gas, when a Payment Default Obligation accrues to the account of MB Gas, the following shall apply:
a)

MB Gas shall be entitled to deliver a notice to Barnabus that such Obligation and all additional Payment Default Obligations shall comprise unpaid monies due and payable by Sapphire to MB Gas as the Operator under any one or all such Project Agreements in amounts as MB Gas may choose to allocate at such time of giving notice;

b)

such rights of MB Gas as Operator for unpaid monies payable to the Operator under Project Agreements shall be concurrent rights under each such Project Agreement so chosen until such Payment Default Obligations are discharged by MB Gas's Operator's entitlement to the taking of Sapphire's participating interest entitlement to proceeds of sale of petroleum substances under a Project Agreement for an Upstream Project; and from MB Gas's Operator's entitlement to the taking of Sapphire's participating interest entitlement to proceeds of revenues from facilities operation co-owned by Sapphire and MB Gas under a Project Agreement for an Midstream Project;

c)

despite such first notice under paragraph 8.5 viii) a), MB Gas shall be entitled to giver further notices to Barnabus to amend its outstanding Payment Default Obligations allocation made under that or former such notices among such Project Agreements as it may choose from time to time to the time of exercising any right of lien against and the taking of actual or constructive seizure of such assets as provided in paragraph 8.5 viii) d);

d)

without prior notice to Sapphire, MB Gas shall have a right of lien against the participating interest of Sapphire held by MB Gas for Sapphire or by Sapphire itself under each Project Agreement in and to all assets

- 15 -

comprising such Project, and the rights to seize, to take possession of and to sell such assets shall be exercisable by MB Gas against Sapphire and its assets to the same extent as if MB Gas were an Enforcement Creditor and Sapphire an Enforcement Debtor under the Civil Enforcement Act RSA;

e)

the rights of lien of MB Gas against the assets of and rights to revenues relating to Project Agreements and the rights of recovery of monies under such right of lien by way of seizure and sale shall be rights and obligations between the Parties alone as if written into each of such Project Agreements;

HOWEVER, MB Gas shall not have any right to enforce such lien rights or to take proceeds of sale of production or the proceeds of the rendering of services in respect of Sapphire's entitlement thereto:

a)

until the first day of the third month following the first day of the month for which the Payment Default occurs (or the first Payment Default of a series of Payment Defaults) - that is, after the month for which those Monthly Fees are due and payable plus two full clear months; or

b)	unless Sapphire has given MB Gas a notice of termination of this Agreement effective for any date other than the end of the Term or the balance of Term as defined in Clause 3.3;

BUT once such right to exercise such rights commences, not only shall MB Gas be entitled to exercise such rights fully and without further condition from and after such time or event, such right shall commence to apply for MB Gas and bind Sapphire or all past and after accruing Payment Default Obligations;

ix)

All beneficial interest remaining in any advances Barnabus shall have made to Colin Q. Winter Professional Corporation or any other party holding monies so paid for Barnabus-approved amounts under Work-Up AFE's or AFE's for Approved Projects shall be terminated automatically as at such date of Payment Default, and MB Gas shall be entitled to immediately draw-down such monies entirely and to allocate those monies firstly to the matters for which Barnabus shall have advanced those monies; and secondly for payment of Payment Default Obligations;

x)

MB Gas shall have a right to register a Financing Statement under the Personal Property Security Act RSA for the value of the Payment Default Obligations payable by Barnabus to MB Gas under this Agreement and in such sum payable MB Gas shall have a vested security interest and all rights available to the holder of such a right under such Act in and to all personal property whatsoever of Sappbire located in Alberta; and

xi)	MB Gas shall be entitled to elect by notice in writing to Sapphire for itself and B.E.L. that this Agreement shall be terminated as of:

a)

the notice delivery date, on and after which MB Gas all MB Gas obligations to provide services to Sapphire for the benefit of Sapphire and B.E.L. under this Agreement shall cease, whereupon what would have been further accruing obligations of MB Gas to Sapphire and those of Sapphire to MB Gas under this Agreement shall not be subject to revival or reinstatement by payment of Payment Default Obligations or otherwise; or

b)

a later date as MB Gas may prescribe but which date shall not create a continuation of this Agreement after that date of delivery of notice longer than the balance of the Term as defined in Section 3.3 of this Agreement as if Barnabus were to be giving a notice of termination of this Agreement;

and, Barnabus shall remain obligated to MB Gas in an amount equal to the sum of the outstanding liabilities of Barnabus to MB Gas on the date of delivery of that notice and all Monthly Fees, interest on such Monthly Fees plus all reasonable charges as provided for the collection of an initial Payment Default (but for which no Default Administration Fees shall accrue for unpaid Monthly Fees accruing for the prescribed balance of the Term; PROVIDED HOWEVER, if MB Gas elects to terminate this Agreement later than effective the delivery date of a notice of termination given under this Clause, MB Gas shall be required to continue services agreed to be provided by MB Gas to Sapphire under this Agreement except those for which MB Gas may have chosen or then chooses to suspend as provided under Clause 8.5 (iii).

xii)	ALL RIGHTS OF MB GAS AND OBLIGATIONS Of RIGHTS BY SAPPHIRE TO MB GAS UNDER THIS CLAUSE SHALL BE IN ADDITION TO ANY AND ALL OTHER RIGHTS OF MB GAS AGAINST BARNABUS AT LAW & IN EQUITY:
9.	DISPOSITION: RIGHTS UNDER THIS AGREEMENT & PROJECT AGREEMENTS
9.1

"Permitted Disposition" means one or more related transactions or a series of transactions that transfer or purport to transfer 50% or more of the voting securities of Sapphire to Barnabus, and hence transfer more then 50% of the voting control of Sapphire to Barnabus, or if either of the following occurs:

i)	a merger of the shares of Sapphire with those of Barnabus; or
ii)

the winding-up of Sapphire and transfer of its assets by way of redemption of shares in kind to Barnabus, and which assets are subject to this Agreement, in regard to all its outstanding securities then owned by Barnabus at the time of such winding-up.

9.2	No amendment to this Agreement and no formal advance consent of MB Gas shall be required if a Permitted Disposition occurs during the Term; HOWEVER, upon the occurrence of such an event all references to Sapphire alone shall then change to B.E.L. alone, and B.E.L. shall give notice to MB Gas of such event no later than upon the closing date of such transaction.

9.3

For the purposes of this Clause other than Clauses 9.1 and 9.2 Sapphire shall be considered a Party on its own. The rights and obligations under this Agreement and the property the Parties hold pursuant to this Agreement (therefore excluding all property that is subject to being held by Sapphire and MB Gas under Project Agreements) shall be disposable on these conditions being satisfied prior to the effective time of disposition, failing which no such purported disposition of any rights or obligations under this Agreement, or in and to such property shall be binding on the other Party; where:

i)	A "Disposition" means a transaction to be effective at any time of any right or obligation of a Party under this Agreement, and which transaction includes:
a)

a sale, assignment, trade, lease, sublease, farmout or otherwise alienation of all or a part interest in the rights and obligations of a Party in this Agreement and in and to the property, both real property and personal property, the Parties jointly hold pursuant to this Agreement.

9.4	If a Party wishes to conduct a transaction that comprises a Disposition, the following shall apply:
i)

The Party wishing to make the Disposition (the "Disposing Party") shall, by notice, advise each other Party (an "Offeree") of its intention to make the Disposition, including in such notice a description of the rights and property proposed to be disposed, the identify of the proposed assignee, the price or other consideration for which the Disposing Party is prepared to make such Disposition, the proposed effective date and closing date of the transaction and any other information with respect to the transaction which the Disposing Party reasonably believes would be material to the exercise of the Offeree's rights hereunder (the "Disposition Notice").

ii)

In the event the consideration described in the Disposition Notice cannot be matched in kind and the Disposition Notice does not include the Disposing Party's bona fide estimate of the value, in cash, of such consideration, an Offeree may, within 7 days of the receipt by the Offerees of the Disposition Notice, request the Disposing Party to provide such estimate to the Offeree, whereupon the Disposing Party shall provide such estimate in a timely manner and the election period provided herein to the Offeree shall be suspended until such estimate is received by the Offeree.

iii)

In the event of a dispute as to the reasonableness of an estimate of the cash value of the consideration described in the Disposition Notice or provided pursuant to paragraph 9.4 ii), as the case may be, the matter shall be referred to arbitration under the provisions of the Arbitration Act RSA within 7 days of the receipt of such estimate. The Disposing Party and the applicable Offeree shall thereupon diligently attempt to complete such arbitration in a timely manner. The equivalent cash consideration determined in such arbitration shall thereupon be deemed to be the sale price for the rights and property in the Disposition Notice.

iv)

Within the later of: i) twenty business days following the day of the receipt of the Disposition Notice, as modified by any suspension pursuant to the paragraph (b); or ii), if applicable, 10 business days following the day of the receipt of notice of the arbitrated value determined pursuant to the preceding paragraph, the Offeree may give notice to the Disposing Party that it elects to purchase the rights and property described in the Disposition Notice for the application price (a "Notice of Acceptance"). A Notice of Acceptance shall create a binding contractual obligation upon the Disposing Party to sell, and upon an Offeree's giving a Notice of Acceptance to purchase, for the applicable price, all the rights and property included in such Disposition Notice on the terms and conditions set forth in the Disposition Notice.

However, IF there is more than one Offeree and if more than one Offeree gives a Notice of Acceptance, each such Offeree shall purchase the rights and property to which such Notice of Acceptance pertains in the proportion its participating interest in the property held jointly between/among such Offerees bears to the total participating interest in such property of such Offerees.

v)

In the event that the rights and property described in the Disposition Notice is not disposed of to the Offeree pursuant to the preceding paragraph the Disposition to the proposed assignee shall be subject to the consent of the Offeree. Such consent shall not be unreasonably withheld and it shall be reasonable for the Offeree to withhold its consent to the Disposition if it reasonably believes that the Disposition would be likely to have a material adverse effect on it, its working interest or operations to be conducted hereunder, including, without limiting the generality of all or any part of the foregoing, a reasonable belief that the proposed assignee does not have the financial capability to meet prospective obligations arising out of this Agreement. However, an Offeree shall be deemed to have consented to the Disposition to the proposed assignee, unless, within the time period prescribed in paragraph 9.4 iv), the Offeree advises the other party, by notice, that it is not prepared to consent to such Disposition.

vi)

If the rights and property described in the Disposition Notice is not disposed to the Offeree pursuant to paragraph 9.4 iv), the Disposing Party may, subject to obtaining the consents prescribed by the preceding paragraph, dispose of such rights and property at any time within 150 days from the issuance of such Disposing Party, provided that such Disposition is not on terms that are more favourable to such proposed assignee than those offered in the Disposition Notice.

vii)

Following a Disposition herein or 150 days following the issuance of a Disposition Notice from which a Disposition did not result, as the case may be, the provisions of the Clause 9.4 shall once again apply to the rights and property described in the Disposition Notice.

9.5

The right of a Party to proceed with a Disposition Notice and to effect a Disposition under this Agreement and to effect an assignment of rights under a Project Agreement and in and to property that is subject to a Project Agreement shall be conditional on the following AND the provisions in quotations of paragraph i) below shall be included by this reference in all Project Agreements and where "Project Agreement" is used below, that expression shall refer to the particular Agreement in reference:

i)

"the Disposing Party shall not be in default or in a Payment Default as defined in and provided for under the Project Development and Project Management Agreement #2 between Sapphire, B.E.L. and MB Gas dated March 3, 2005 (for this paragraph only - the "Agreement #2"); in which event such Disposing Party shall resolve to the other Party's satisfaction such default or Payment Default:

a)	before any rights to issue a Disposition Notice or to or to effect an assignment under Clause 9.4 of the Agreement #2 shall commence; and
b)

before any Disposition Notice period under a Project Agreement or the rights to effect an assignment of rights in whole or in party under a Project Agreement or in and to the assets held by the Party under that Project Agreement and which Party is in default or in a Payment Default under the Agreement #2, which limitation on assignment shall also apply to any terms and conditions of a Project Agreement that would otherwise provide for assignment without consent or rights of first refusal being applied (such as in an "assignment of all or substantially all, or of an undivided interest in all or substantially all, or its petroleum and natural gas rights in the province, state or territory where the rights and property are situated and for the purposes of this paragraph, "substantially all" means a percentage of 90% or more of the net hectares held by such Party in that province, state or territory";

ii)

shall advance a fee payment to cover review of a Disposition Notice, the review of the proposed assignee, the preparation of legal documents of assignment and other matters of $2,500 plus GST; and which payment the Disposing Party shall enclose with its Disposition Notice; and

iii)

if a Party is in default or in Payment Default of this Agreement and for so long as such default continues (including any default or Payment Default that is conditionally accepted by the other Party but which is nevertheless undischarged) the provisions of Clauses 9.3 to 9.5 of this Agreement shall not apply to the other Party and such other Party shall be without restriction on assignment of its rights and obligations under this Agreement.

9.6	Clause 9.4 shall not apply:
i)

To an assignment made by way of security for the assignor's present or future indebtedness, or liabilities (whether contingent, direct or indirect and whether financial or otherwise) the issuance of the bonds or debentures of a corporation, or the performance of the obligation of the assignor as a guarantor under a guarantee, provided that in the event the security is enforced by sale or foreclosure, this Clause shall then apply.

ii)

Notwithstanding Clauses 9.1 and 9.2 of this Agreement, a Disposition to an affiliate of the assignor, or in consequence of a merger or amalgamation of the assignor with another corporation or pursuant to an assignment, sale or disposition made by a party of its entire working interest to a corporation in return for shares in that corporation or to a registered partnership in return for an interest in that partnership.

9.7

If any Disposition of rights and property is to be made to multiple assignees so as to increase the expenses or duties of MB Gas, MB Gas may require the assignees (and the assignor if it retains and interest under this Agreement) to appoint one of their number as representing all of them for the purposes of this Agreement, unless arrangements satisfactory to MB Gas are made to compensate MB Gas for the increased expenses or duties.

9.8

Other than as required and allowed one Party to another elsewhere in this Agreement, a Party that proposes that a Disposition occur under this Agreement, shall be effective against the Parties who are not Parties to the proposed assignment (the "other Parties") only when the Party proposing the Disposition first fully complies with these provisions:

i)	The assignment of rights under this Agreement and associated properties jointly held by the Parties under this Agreement shall only be effective against the other Parties if:
a)	Notice has been served on each of the other Parties in accordance with Clause 9.4;
b)	The Disposing Party shall have complied with Cause 9.5(ii); and
c)

The Disposing Party and proposed assignee have entered into an agreement with the other Party, which is acceptable to the other Party, to ensure the assumption of and compliance with the obligation of the Disposing Party by the proposed assignee with respect to the interest assigned to that proposed assignee.

ii)

Subject to paragraph 9.8(iii), if an assignment is effected in the manner prescribed in this Clause, the assignment shall be effective against the other Party at the time specified in the agreement provided to the other Party.

iii)

Until the agreement provided to the other Party under Clause 9.8(i)(c) has been fully signed and delivered the Disposing Party shall continue to remain liable to the other Party for performance of the obligations applicable to the assigned interest under the Agreement.

The other Party may also rely on the Disposing Party trustee for and authorized agent of the assignee in all matters relating to the assigned interest during such period.

10.	OPERATING PROCEDURE TO APPLY TO OPERATIONS FOR JOINT LANDS
10.1

Except as provided in this Agreement to the contrary, all operations that MB Gas conducts on joint lands under a Project Agreement shall be subject to the Operating Procedure that shall come into full force and effect without any further execution by the Parties; and shall henceforth govern the relationship of the Parties in accordance with their respective agreed participating interests for all operations conducted in connection with the exploration, development, operations and maintenance of those Joint Lands for the Production of Petroleum Substances.

10.2	MB Gas shall be the Operator for all Project Agreement operations.
11.	CONFIDENTIAL INFORMATION & NON-COMPETITION
11.1	Notwithstanding Article XVIII of the Operating Procedure:
i)

All data and information acquired by the Parties from any operations pursuant to this Agreement or supplied by one Party to the others pursuant to this Agreement shall be for the sole and exclusive use and benefit of the Parties, unless the Parties agree to the dissemination of that information or data or unless a Party is required to give that information or data to any government agency, board or commission, or to any recognized association within the petroleum industry, of which it is a member, that engages in the exchange of that type of factual information or data;

ii)	If a Party wishes to disclose to a third party or to the general public;
a)	Confidential Information; or
b)

information in respect of the Corporation's affairs which wilst such information might not be Confidential Information literally as defined at law, but which is nevertheless information in whole or in part not known to the general public in respect of the affairs of the Parties as having occurred or as being planned by the Parties;

that Party wishing to make such disclosure shall first obtain the written consent of the other Parties to the specific wording of the disclosure planned, all Parties to assist one another to act promptly in considering and granting such consents, and which consents the Parties may arbitrarily withhold if the matter for disclosure is under paragraph 11.1 ii) a) above, but which the Parties shall not unreasonably withhold if the matter for disclosure is under paragraph 11.1 ii) b) above;

iii)

For greater certainty, upon the termination of this Agreement, any relationship of a fiduciary nature between the Parties that may have been created with respect to any information or data as described above shall also terminate.

11.2

In this Clause "MB Personnel" means those persons key to the successful operation and management of MB Gas's affairs (and hence those of its associated corporation) comprising independent professionals, agents, consultants and contractors (and if and when applicable, employees) to MB Gas and to Hansen Energy Services Ltd. whose names MB Gas shall disclose to Barnabus from time to time.

11.3

MB Gas shall be entitled unilaterally by notice to Sapphire to change MB Gas's list of MB Personnel outstanding between there at any time; and if MB Gas changes that list of MB Personnel and MB Gas removes a person's name, that person shall be deemed to have ended that person's association with MB Gas on the effective date specified in the revised list; and if not so specified, then effective on the revised effective date of such revised/succeeding MB Gas list of MB Personnel

11.4

At no time during the term of this Agreement and for 12 clear calendar months after the sooner to occur of that month in which this Agreement ends and the month in which occurs the ending of the association between MB Gas and an MB Personnel (if such MB Personnel's association ends before the end of the term of this Agreement) shall Sapphire, Barnabus or any associated, affiliated party to those parties or any agent, consultant or contractor of any of them, retain the services of any such MB Personnel for the direct or indirect use of such parties. This Clause shall be a material condition of this Agreement.

11.5

If Sapphire, Barnabus or a party limited from retaining the services of MB Personnel under this Agreement breaches this Agreement or MB Gas in good faith believes that any of such parties has breached or is breaching this Agreement under Clause 11.2 to 11.4, MB Gas shall be entitled to seek equitable relief of the Courts and if granted shall be entitled to solicitor and client costs in the Action(s), and such rights in MB Gas shall extend to further relief from such expenses in the event MB Gas needs to commence any other actions against such parties

12.	INDEMNITY
12.1

Each Party warrants that any of its share of production which is sold by Operator pursuant to Article VI of the Operating Procedure shall be free and clear of all liens or adverse claims and each Party shall indemnify and hold the Operator harmless from any and all costs, claims, liabilities, losses or expenses suffered or incurred by the Operator which result from a failure of that Party's warranty hereunder.

13.	ADDRESS FOR SERVICE
13.1	The address for service hereunder of the Parties hereto shall be as follows:
Sapphire Energy Inc. & Barnabus Enterprises, Limited 2006 – 1500 Hornby Street Vancouver, BC V6C 2R1	MB Gas Inc. Banders Hall PO Box 22392 Calgary, AB T2P 4J1
13.2

Either Party may from time to time change its above address for service by giving written notice to other Party. Any notice may be served by mailing the same by registered mail, postage prepaid, in a properly addressed envelope addressed to the Party's stated address for service and any such notice so served shall be deemed conclusively to be given to and received by the addressee forty-eight hours (excluding Sunday and statutory holidays) after the mailing thereof. Notices delivered shall be deemed received upon delivery to any person at the address herein stated.

13.3

Hand delivered notices shall be deemed conclusively to have been received when actually delivered if during a business day. If hand delivery is not during a business day, such notice shall be conclusively deemed to have been received by addressee at the commencement of the next business day.

13.4

If a notice is mailed by prepaid registered post in Alberta, it shall be conclusively deemed to have been received at the opening of business in the office of the addressee on the business day next following transmission thereof. In this paragraph, "business day" means any day when the usual complement of the addressee is present for the conduct of regular business at its address for service.

13.5

When any disruption of the post system is in effect or threatened, notices shall be hand delivered or be sent by telecommunication. All notices sent by telecommunication shall be followed up by delivery of the original thereof.

14.	LAWS OF ALBERTA TO GOVERN
14.1

This Agreement and the relationship among the Parties hereto shall be construed and determined according to the lows of the Province of Alberta, and the courts having exclusive original jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement shall be the courts of the Province of Alberta.

15.	MISCELLANEOUS
15.1

The two-year period for seeking a remedial order under section 3(l)(a) of the Limitations Act, S.A. 1996 c- L-1 5.1, as amended, for any claim (as defined in that Act) arising in connection with this Agreement is extended to four years.

15.2

Each Party shall from time to time and at all times do such further deeds and execute such further documents as shall be reasonable required in order to fully perform and carry out the terms of this Agreement.

15.3

This Agreement supersedes and replaces all other agreements, documents, writing and verbal understanding among the Parties relating the Lands and the Title Documents as they pertain to the Joint Lands. This Agreement shall enure to the benefit of and be binding upon the successors and permitted assignees to the Parties.

15.4

The terms of this Agreement express and constitute the entire agreement among the Parties. No implied covenant or liability is created or shall arise by reason of this Agreement or anything herein contained.

15.5

Despite the foregoing Clause, all terms and conditions contained in a Development Plan, a Project Implementation Plan that may vary from the terms and conditions of this Agreement, such terms and conditions shall bind the parties once accepted as if they were a part of and an amendment to this Agreement in regard to the matters under purview of this Agreement that are addressed in each such particular document.

15.6

The headings of clauses and Schedules of this Agreement are inserted by convenience of reference only and shall not affect the meaning or construction hereof. Whenever the singular or masculine or neuter is used in this Agreement or the Schedules, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa as the context so requires.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

SAPPHIRE ENERGY INC. Per:/s/ Kerry Nagy	MB GAS INC. Per:/s/ Gerald Mrakava
BARNABUS ENTERPRISES, LIMITED Per:/s/ Kerry Nagy

This is the execution page of a

Project Development & Project Management Agreement #2

dated the 3rd day of March, 2005 between MB Gas and Sapphire Gas Corp. and Barnabus Enterprises, Limited

PROJECT DEVELOPMENT & PROJECT MANAGEMENT AGREEMENT No. 150

Schedule "A" To

PROJECT DEVELOPMENT &

PROJECT MANAGEMENT AGREEMENT 32

First Development Plan

Already delivered

Attachment deliberately left blank

PROJECT DEVELOPMENT & PROJECT MANAGEMENT AGREEMENT No. 150

Schedule "B" To

PROJECT DEVELOPMENT &

PROJECT MANAGEMENT AGREEMENT #2

Monthly Fees & Payment Provisions for Monthly Fees

Version 1

Effective on the Effective Date of Agreement

1.

Sapphire shall pay the Monthly Fees to MB Gas by delivery by bank-to-bank account transfer/deposit to MB Gas's bank account effective no later than by midday on the last working day of each calendar month preceding that for which such fees are payable.

MB Gas' GST account is 88969 4204 RT001.

2.	The Monthly Fees shall be $20,000.00 (plus GST) starting for the month of March payable on March 3, 2005.

SAPPHIRE ENERGY INC. Per:	MB GAS INC. Per:
BARNABUS ENTERPRISES, LIMITED Per:

PROJECT DEVELOPMENT & PROJECT MANAGEMENT AGREEMENT No. 150

Schedule "C" To

PROJECT DEVELOPMENT &

PROJECT MANAGEMENT AGREEMENT #2

Elections under the 1990 CAPL Operating Procedure &

1988 PASC Accounting Procedure

See attachments

PROJECT DEVELOPMENT & PROJECT MANAGEMENT AGREEMENT No. 150

Schedule "'D" To

PROJECT DEVELOPMENT &

PROJECT MANAGEMENT AGREEMENT #2

Assets that NO Gas and Sapphire jointly hold as of the

Effective Date of this Agreement

See attachments

PROJECT DEVELOPMENT & PROJECT MANAGEMENT AGREEMENT No. 150